Exhibit 99.1

Steven L. Scheinthal

Executive vice President

and General Counsel

December 1, 2021

FAST Acquisition Corp.

3 Minetta Street

New York, NY 10012

Attn: Sandy Beall and Garrett Schreiber

cc:	Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Atten: Brad Vaiana and Jason Osborn

Delivered via Email and FEDEX

Re: Termination of Merger Agreement

Gentlemen:

Reference is made to that certain Argeement and plan of Merger, dated as of February 1, 2021 and amended on June 30, 2021 (as amended, the “Merger Agreement”), by and among Fertitta Entertainment, Inc., a Texas corporation (“Florida”), FAST Acquistion Corp., a Delaware corporation (“SPAC”), FAST Merger Corp., a Texas corportion and direct, wholly owned subsidiary of SPAC (“SPAC Newco”), and FAST Merger Sub Inc., a Texas corportion and direct, wholly owned subsidiary of SPAC (“ Merger Sub”). Capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

Pursant to Sectoin 10.02 of the Merger Agreement, Florida hereby provides SPAC, SPAC Newco and Merger Sub with written notice of its election to terminate the Merger Agreement and abandon the transactions contemplated thereby pursuant to Section 9.01(a) thereof due to the failure of the Closing to have occurred by the Termination Date.

The contents of this written notice are without prejudice to any rights which Flordia may have pursuant to the Merger Agreement or otherwise, which are hereby expressly reserved. Nothing herein is intended to limit or waive any rights of Florida related to the Merger Agreement or otherwise.

[Signature Page Follows]

Fertitta Entertainment, Inc.

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	General Counsel

cc:	Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn:	Marc D. Jaffe; Ian D. Schuman;
Ryan J. Maierson; Nick S. Dhesi

Signature Page to Termination Notice